Exhibit 99.1

Contact:

MicroStrategy Incorporated

Investor Relations

ir@microstrategy.com

(703) 848-8600

MicroStrategy Announces

Third Quarter 2014 Financial Results

TYSONS CORNER, Va., October 27, 2014 — MicroStrategy® Incorporated (Nasdaq: MSTR), a leading worldwide provider of enterprise software platforms, today announced financial results for the three-month period ended September 30, 2014 (the third quarter of its 2014 fiscal year).

Third quarter 2014 revenues were $151.2 million versus $141.9 million for the third quarter of 2013, a 7% increase. Product licenses and subscription services revenues for the third quarter of 2014 were $40.0 million versus $37.1 million for the third quarter of 2013, an 8% increase. Product support revenues for the third quarter of 2014 were $75.0 million versus $71.2 million for the third quarter of 2013, a 5% increase. Other services revenues for the third quarter of 2014 were $36.2 million versus $33.6 million for the third quarter of 2013, an 8% increase.

Operating expenses for the third quarter of 2014 were $123.2 million versus $97.0 million for the third quarter of 2013, a 27% increase. Operating expenses for the third quarter of 2014 included $11.6 million in restructuring costs related to the restructuring plan that MicroStrategy adopted in the third quarter of 2014.

Loss from continuing operations for the third quarter of 2014 was $7.0 million, as compared to income from continuing operations of $11.6 million for the third quarter of 2013. Net loss for the third quarter of 2014 was $0.8 million, or $0.07 per share on a diluted basis, as compared to net income for the third quarter of 2013 of $17.1 million, or $1.52 per share on a diluted basis.

Non-GAAP income from continuing operations, which excludes share-based compensation expense and restructuring costs, was $8.5 million for the third quarter of 2014, as compared to non-GAAP income from continuing operations of $12.1 million for the third quarter of 2013.

As of September 30, 2014, MicroStrategy had cash and cash equivalents and short-term investments of $354.6 million, as compared to $357.4 million as of December 31, 2013, a decrease of $2.8 million. As of September 30, 2014, MicroStrategy had 9.1 million shares of class A common stock and 2.2 million shares of class B common stock outstanding.

As of September 30, 2014, MicroStrategy had $192.9 million in total gross deferred revenue and advance payments, as compared to $190.2 million as of September 30, 2013, an increase of $2.7 million.

The table at the end of this press release includes a reconciliation of income (loss) from continuing operations to non-GAAP income (loss) from continuing operations for the three and nine months ended September 30, 2014 and 2013. An explanation of this non-GAAP measure is also included under the heading “Non-GAAP Financial Measure” below.

Corporate Restructuring

During the third quarter of 2014, MicroStrategy committed to a restructuring plan to streamline its workforce and spending to better align its cost structure with its business strategy. The restructuring plan is expected to deliver annualized pre-tax savings of approximately $73.4 million and to result in pre-tax restructuring charges of approximately $18.4 million in the aggregate. In addition to the restructuring plan, we are implementing other internal cost-saving initiatives that we expect will deliver additional annualized pre-tax savings.

The charges resulting from the restructuring primarily consist of severance and related benefit costs and lease and contract termination penalties. Implementation of this plan resulted in the Company incurring pre-tax restructuring charges of $11.6 million in the third quarter of 2014, and the Company expects to incur an additional $6.8 million in pre-tax restructuring charges in the fourth quarter of 2014. The Company made cash payments of approximately $3.3 million in the third quarter of 2014 and expects that substantially all cash payments relating to the plan will be made in 2014.

When fully implemented, the restructuring plan is expected to result in a reduction of the Company’s workforce by approximately 800 employees (215 employees in North America, 400 employees in Asia Pacific, 165 employees in Europe, the Middle East, and Africa, and 20 employees in Latin America). As of September 30, 2014, approximately 270 of the 800 affected employees were no longer employed by the Company. The Company expects that substantially all of the workforce reduction will be completed by December 31, 2014.

Conference Call

MicroStrategy will be discussing its third quarter 2014 financial results on a conference call today beginning at approximately 6:00 p.m. EDT. To access the conference call, dial (844) 824-7425 (domestically) or (716) 220-9429 (internationally) and use conference ID 21860001. A live webcast and replay of the conference call will be available under the “Events & Presentations” section on MicroStrategy’s investor relations website at http://ir.microstrategy.com/events.cfm. The replay will be available beginning approximately two hours after the call concludes until October 31, 2014 at (855) 859-2056 (domestically) or (404) 537-3406 (internationally) using the passcode 21860001. An archived webcast will also be available under the “Events & Presentations” section on MicroStrategy’s investor relations website at http://ir.microstrategy.com/events.cfm.

MicroStrategy Hires Raj Joshi as Senior Executive Vice President of Professional Services

In August 2014, MicroStrategy announced that Raj Joshi joined the Company as Senior Executive Vice President of Professional Services. In this role, Joshi oversees the MicroStrategy customer experience and is responsible for professional services, technical support, and cloud services operations. Joshi’s hiring concluded an extensive search for an executive to enhance MicroStrategy’s ability to deliver a superb client experience across its global operations.

Prior to joining MicroStrategy, Joshi was the Global Managing Partner of the Consulting & Systems Integration practice for Infosys, where he led the groups focused on Management Consulting, SAP, Oracle, and Advanced Technologies that generated over $2 billion in annual revenue. Joshi initially joined Infosys in 2004, where he co-founded and served as COO of the Management Consulting practice. In 2008, as a result of Joshi’s accomplishments at Infosys, he was selected by Consulting Magazine as one of “The Top 25 Consultants in the World.” Prior to his tenure at Infosys, Joshi had a 16-year career in the U.S. practice of Deloitte Consulting where he played multiple leadership roles as a partner in the firm. Over his more than two decades in consulting, Joshi has served numerous Fortune 500 clients addressing complex business challenges through technology-enabled engagements.

MicroStrategy Hires John Gray as Executive Vice President of Worldwide Alliances and Channels

In September 2014, John Gray joined MicroStrategy as Executive Vice President of Worldwide Alliances and Channels. In this role, Gray oversees MicroStrategy’s global indirect go-to market business where he is responsible for the Company’s current and future network of SIs, VARs, Distributors, ISVs, Outsourcers, and OEMs.

Prior to joining MicroStrategy, Gray was the SVP, Global Sales & Alliances at LivePerson, a cloud-based leader in Digital Engagement. At LivePerson, Gray successfully built the Partner Program and an incremental revenue model with partners across digital agencies, BPOs, VARs, and OEMs. Prior to LivePerson, Gray spent nine years at Oracle as its Group Vice President, Alliances and Channels, responsible for the business across public sector, enterprise and commercial channels. Gray was successful in driving substantial incremental partner-created revenue. Gray also led ISV, SI and Commercial Channels businesses during his tenure at Oracle.

MicroStrategy Hires Susan Payne Cook as Executive Vice President of North American Sales

In October 2014, Susan Payne Cook joined MicroStrategy as Executive Vice President, North American Sales. In this role, Cook leads sales operations in North America.

Susan Payne Cook brings nearly two decades of experience in analytics in large global technology companies. Most recently, she was a Vice President of Sales in both global and North American roles in the Business Analytics software brand at IBM, which included the Cognos, TM1 and SPSS products. She joined IBM as a Partner and global leader in the Business Analytics and Optimization practice within IBM Global Business Services.

Cook was the Worldwide Vice President of the Business Intelligence Solutions group at HP that combined consulting services, infrastructure products, and third-party software to provide solutions to HP’s largest and most complex global clients. Prior to HP, Cook spent six years at Oracle as a Group Vice President of Sales. For two of those years, she created and led the North America Business Intelligence sales organization, combining teams and technologies from acquisitions like Siebel and Hyperion.

MicroStrategy Selected as an Agile BI Platform “Leader” in Report Published by Forrester Research, Inc.

In July 2014, MicroStrategy announced that Forrester Research, Inc. has cited it as a leader in the “Forrester Wave™: Agile Business Intelligence Platforms, Q3 2014” report. The MicroStrategy Analytics Platform™ received top scores for the features technology professionals need to enable business user business intelligence (BI) self-service, as well as for the effectiveness of its advanced data visualization (ADV) functionality. The report is available from the MicroStrategy website at http://info.microstrategy.com/forrester-bi.

According to the report, “Forrester also scored MicroStrategy highly for the business user capabilities to provision applications and data [and] perform data integration tasks within the BI tool. MicroStrategy received high client feedback scores for its agile, business user self-service and ADV functionality. Clients also gave MicroStrategy a top score for its product vision.”

The report also stated that “[i]n addition to its Agile BI offerings, MicroStrategy’s traditional strengths are its organically grown architecture and a powerful ROLAP engine, which in the long term can often reduce total cost of ownership by reducing the number of reports and dashboards that need to be produced. With its integrated desktop and cloud-based SaaS offerings, MicroStrategy buyers can start small and scale quickly.”

Zurich Insurance Rolls out Global MicroStrategy Mobile App to Support European Industry Regulatory Reporting

In July 2014, MicroStrategy announced that Zurich Insurance deployed a MicroStrategy Mobile™ app that helps ensure transparency of operations and compliance with financial regulations. Zurich Insurance is a leading multi-line insurer that serves its customers in global and local markets.

Developed and deployed in just a few weeks, Zurich’s mobile analytics app integrates Solvency II reporting and internal reports to support industry regulatory reporting. Dubbed IMT, the app allows controllers and management to swipe and tap their iPad app, and then analyze year-over-year trends on global claims data by time period, geography, and line of business using actuarial methodologies. Such insight has given Zurich Insurance the ability to effectively investigate complex claims patterns and easily report on this data to meet Solvency II requirements.

“Our global and local decision makers have a powerful iPad app, where they can access straightforward, valuable dashboards that also help ensure transparency of operations and support regulatory requirements,” said Martin Buess, Head of Global General Insurance Claims Business Intelligence at Zurich Insurance. “Our relationship with MicroStrategy is the latest initiative that empowers our employees to act decisively to reduce corporate risk exposure and improve our balance sheet. With MicroStrategy, our personnel at headquarters and out in the countries are able to easily explore our claims data, uncover areas of improvement, and make informed decisions in a matter of seconds on their iPads.”

MicroStrategy Analytics Desktop Wins Gold at Best in Biz Awards 2014 International

In August 2014, MicroStrategy announced that Best in Biz Awards 2014 International named MicroStrategy Analytics Desktop™ the gold winner in the consumer category for the Best New Product of the Year. Best in Biz Awards International sets innovative, high-profile global businesses against each other in a showcase of top performers and is the only independent business awards program judged by members of the press and industry analysts.

In addition to the ‘gold’ for Best New Product of the Year, MicroStrategy also won:

•	Gold in Best New Version of the Year

•	Silver in Small or Medium Business Product of the Year

•	Silver in Consumer Product of the Year

•	Silver in Consumer Service of the Year

•	Bronze in Most Innovative Service of the Year

•	Bronze in Enterprise Service of the Year

•	Bronze in Best New Product of the Year — SMB

For a full list of gold, silver and bronze winners in Best in Biz Awards 2014 International, visit: http://intl.bestinbizawards.com/intl-2014-winners.

MicroStrategy Wins Gold Stevie® Awards at 2014 American Business Awards

In September 2014, MicroStrategy announced that it received two gold Stevie® Awards — in the Business-to-Business Products category and in the Business or Competitive Intelligence Solution category — for its innovative self-service analytics solution, MicroStrategy Analytics Desktop, at the 12th annual American Business Awards in San Francisco. In addition, MicroStrategy Analytics Desktop earned a silver Stevie award in the Big Data Solution category, a new Stevie award category for 2014. The Stevie® Awards, as they are commonly known, are among the nation’s premier business awards, recognizing achievements by public, private, for-profit, and non-profit organizations.

MicroStrategy Analytics Desktop is an innovative self-service application that enables instant data access and exploration through interactive visualizations. It is a free, user-friendly data discovery tool that empowers business users to analyze and understand data, without specialized expertise, and easily share insights with others. After a quick, simple download and installation process, users can create stunning visualizations and data-driven stories in minutes. The company released the standalone product in late 2013 as part of its commitment to making powerful visual analytics accessible to a wider audience.

Examples of Customer Deals from Q3 2014

•	Admiral Group

With headquarters in Cardiff, Wales, Admiral Group is one of the leading car insurance providers in the United Kingdom, insuring more than 3.9 million vehicles and employing 7,000 staff worldwide. A MicroStrategy customer since 2009, Admiral Group will replace its existing policy administration system and leverage the MicroStrategy Analytics Platform to anchor a new dashboard reporting analytics solution. The MicroStrategy-based solution will enable Admiral employees to easily access important brand and product data across Admiral’s multiple lines of business and deliver customized products and services more efficiently to Admiral customers. MicroStrategy was chosen for its solution’s user-friendly capabilities, superior performance and scalability, system availability, as well as its ability to support trusted governed data discovery within a comprehensive enterprise analytics platform.

•	Bankia

With its operational headquarters in Madrid, Spain, Bankia is the fourth largest bank in Spain with 12 million customers. An existing customer, Bankia is currently developing a MicroStrategy-based scorecard for senior management to analyze important KPIs. In the future, sales managers will be able to leverage MicroStrategy Mobile on their mobile devices to track sales and employee performance trends and conduct analytics aimed at boosting office productivity and encouraging internal competitiveness. Bankia currently leverages the MicroStrategy Analytics Platform to improve its information analytics and management processes for quicker, more efficient decision making. After a thorough evaluation of the analytics solutions available in the market, Bankia selected MicroStrategy for its comprehensive analytics platform, ease of use, ease of deployment, its ability to support various data sources, and the platform’s agility, flexibility and scalability to accommodate Big Data.

•	FNV Bondgenoten

FNV Bondgenoten, the largest trade union in the Netherlands, works to advance the work-related and income-related interests of over 460,000 members in the retail, services, industrial, metal, agricultural, technology, temporary agency work and transportation sectors. A new MicroStrategy customer, FNV Bondgenoten will rely on the MicroStrategy Analytics Platform to analyze membership and financial data, better understand union member demographics, and devise appeals to workers to boost its membership. MicroStrategy was cited for its comprehensive enterprise software offerings, superior scalability and reliability, user-friendly capabilities, and its low total cost of ownership.

•	Sonic Automotive Inc.

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers in the U.S. with more than 100 dealerships in 13 states. Sonic Automotive recently expanded its agreement with MicroStrategy to deploy web and mobile-based applications to additional employees to help them monitor operations and track financial metrics in order to improve productivity and increase sales. A MicroStrategy customer since 2010, Sonic Automotive continues to leverage MicroStrategy Mobile as a strategic differentiator, empowering its dealerships to easily explore sales performance scorecards on their mobile devices to make better decisions. Sonic Automotive chose MicroStrategy for its platform’s ease-of-use, market-leading mobile platform, superior data visualization capabilities, and ability to speed the business forward.

•	Watsco

With headquarters in Miami, FL, Watsco is the largest distributor of air conditioning, heating, and refrigeration equipment and related parts and supplies in the HVAC/R distribution industry, currently operating 569 locations in 38 U.S. states, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. A MicroStrategy customer since 2011, Watsco has chosen to purchase additional licenses of the MicroStrategy Analytics Platform and MicroStrategy Mobile to provide its employees with the ability to analyze sales performance, improve operational efficiencies, and track inventory levels. Watsco cited MicroStrategy for its user-friendly capabilities, comprehensive analytics platform offering trusted self-service data discovery, superior scalability, and mobile leadership in the market.

Non-GAAP Financial Measure

MicroStrategy is providing a supplemental financial measure for income (loss) from continuing operations that excludes the impact of share-based compensation arrangements and restructuring activities. This financial measure is not a measurement of financial performance under generally accepted accounting principles in the United States (“GAAP”) and, as a result, this financial measure may not be comparable to similarly titled measures of other companies. Management uses this non-GAAP financial measure internally to help understand, manage, and evaluate business performance and to help make operating decisions. MicroStrategy believes that this non-GAAP financial measure is also useful to investors and analysts in comparing its performance across reporting periods on a consistent basis because it excludes a significant non-cash share-based compensation expense that the Company believes is not reflective of its general business performance and significant restructuring charges that we believe are not reflective of ongoing operating results. In addition, accounting for share-based compensation arrangements requires significant management judgment and the resulting expense could vary significantly in comparison to other companies. Therefore, MicroStrategy believes the use of this non-GAAP financial measure can also facilitate comparison of the Company’s operating results to those of its competitors.

About MicroStrategy Incorporated

Founded in 1989, MicroStrategy (Nasdaq: MSTR) is a leading worldwide provider of enterprise software platforms. The Company’s mission is to provide the most flexible, powerful, scalable and user-friendly analytics and identity management platforms, offered either on premises or in the cloud.

The MicroStrategy Analytics Platform empowers leading organizations to analyze vast amounts of data and distribute actionable business insight via reports, dashboards, ad-hoc advanced analytics, and powerful data visualizations. MicroStrategy Mobile extends that platform to enable organizations to rapidly build information-rich applications that combine multimedia, transactions, analytics, and custom workflows, delivered on mobile devices. The MicroStrategy Identity Platform™ (branded as MicroStrategy Usher™) provides organizations the ability to develop a secure mobile app for identity and credentials. To learn more, visit MicroStrategy online, and follow us on Facebook and Twitter.

MicroStrategy, MicroStrategy Analytics Platform, MicroStrategy Mobile, MicroStrategy Identity Platform, and MicroStrategy Usher are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the extent and timing of market acceptance of MicroStrategy’s new offerings; the impact of the restructuring activities under the restructuring plan we adopted in the third quarter of 2014; the Company’s ability to recognize revenue or deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company’s other products in the marketplace; fluctuations in tax benefits or provisions; the timing of significant orders; delays in the Company’s ability to develop or ship new products; competitive factors; general economic conditions, including significant downturns in industries, including the financial services and retail industries, in which we have a significant number of customers; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Product licenses and subscription services	$39,962	$37,120	$107,525	$101,316
Product support	75,019	71,216	221,069	205,005
Other services	36,221	33,583	102,365	103,686

Total revenues	151,202	141,919	430,959	410,007

Cost of revenues
Product licenses and subscription services	6,044	5,424	19,285	16,342
Product support	3,695	4,105	10,713	12,560
Other services	25,214	23,724	73,577	76,698

Total cost of revenues	34,953	33,253	103,575	105,600

Gross profit	116,249	108,666	327,384	304,407

Operating expenses
Sales and marketing	58,195	50,798	178,028	154,198
Research and development	28,659	21,977	89,469	72,021
General and administrative	24,811	24,265	76,376	77,271
Restructuring costs	11,578	—	11,578	—

Total operating expenses	123,243	97,040	355,451	303,490

(Loss) income from continuing operations	(6,994)	11,626	(28,067)	917
Interest income, net	53	80	133	463
Other income (expense), net	4,928	(3,213)	3,336	(1,924)

(Loss) income from continuing operations before income taxes	(2,013)	8,493	(24,598)	(544)
Benefit from income taxes	(1,168)	(8,653)	(6,934)	(10,946)

(Loss) income from continuing operations, net of tax	(845)	17,146	(17,664)	10,402

Discontinued operations
Gain from sale of discontinued operations, net of tax provision ($0 and $0 and $0 and $37,548, respectively)	—	—	—	57,377
Loss from discontinued operations, net of tax benefit ($0 and $0 and $0 and $391, respectively)	—	—	—	(595)

Discontinued operations, net of tax	—	—	—	56,782

Net (loss) income	$(845)	$17,146	$(17,664)	$67,184

Basic (loss) earnings per share (1):
From continuing operations	$(0.07)	$1.52	$(1.56)	$0.92
From discontinued operations	—	—	—	5.03

Basic (loss) earnings per share	$(0.07)	$1.52	$(1.56)	$5.95

Weighted average shares outstanding used in computing basic (loss) earnings per share	11,301	11,301	11,301	11,299

Diluted (loss) earnings per share (1):
From continuing operations	$(0.07)	$1.52	$(1.56)	$0.92
From discontinued operations	—	—	—	5.03

Diluted (loss) earnings per share	$(0.07)	$1.52	$(1.56)	$5.95

Weighted average shares outstanding used in computing diluted (loss) earnings per share	11,301	11,301	11,301	11,300

(1)	Basic and fully diluted (loss) earnings per share for class A and class B common stock are the same.

MICROSTRATEGY INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30, 2014	December 31, 2013*
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$136,006	$220,171
Restricted cash	1,550	583
Short-term investments	218,596	137,198
Accounts receivable, net	57,514	86,181
Prepaid expenses and other current assets	19,682	14,260
Deferred tax assets, net	30,909	21,555

Total current assets	464,257	479,948

Property and equipment, net	81,542	85,445
Capitalized software development costs, net	8,458	10,295
Deposits and other assets	4,651	6,622
Deferred tax assets, net	825	3,204

Total Assets	$559,733	$585,514

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$34,601	$39,946
Accrued compensation and employee benefits	58,965	79,495
Accrued restructuring costs	8,062	—
Deferred revenue and advance payments	120,707	113,656
Deferred tax liabilities	189	422

Total current liabilities	222,524	233,519

Deferred revenue and advance payments	11,479	8,970
Other long-term liabilities	23,208	25,511
Deferred tax liabilities	3,462	7,188

Total Liabilities	260,673	275,188

Stockholders’ Equity
Preferred stock undesignated, $0.001 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Class A common stock, $0.001 par value; 330,000 shares authorized; 15,528 shares issued and 9,123 shares outstanding, and 15,478 shares issued and 9,073 shares outstanding, respectively	15	15
Class B common stock, $0.001 par value; 165,000 shares authorized; 2,177 shares issued and outstanding, and 2,227 shares issued and outstanding, respectively	2	2
Additional paid-in capital	502,647	494,086
Treasury stock, at cost; 6,405 shares	(475,184)	(475,184)
Accumulated other comprehensive loss	(2,994)	(831)
Retained earnings	274,574	292,238

Total Stockholders’ Equity	299,060	310,326

Total Liabilities and Stockholders’ Equity	$559,733	$585,514

*	Derived from audited financial statements.

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2014	2013
	(unaudited)	(unaudited)
Operating activities:
Net (loss) income	$(17,664)	$67,184
Plus: (Income) from discontinued operations, net of tax	—	(56,782)

(Loss) income from continuing operations, net of tax	(17,664)	10,402
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	19,305	19,584
Bad debt expense	2,242	1,388
Non-cash portion of restructuring costs	165	—
Deferred taxes	(12,337)	(4,035)
Release of liabilities for unrecognized tax benefits	—	(14,145)
Share-based compensation expense	8,561	444
Excess tax benefits from share-based compensation arrangements	—	(23,580)
Changes in operating assets and liabilities:
Accounts receivable	23,488	24,403
Prepaid expenses and other current assets	(6,089)	88
Deposits and other assets	412	503
Accounts payable and accrued expenses	(2,791)	(8,008)
Accrued compensation and employee benefits	(19,380)	(6,908)
Accrued restructuring costs	8,083	—
Deferred revenue and advance payments	11,723	17,723
Other long-term liabilities	603	(2,606)

Net cash provided by operating activities from continuing operations	16,321	15,253
Net cash used in operating activities from discontinued operations	—	(664)

Net cash provided by operating activities	16,321	14,589

Investing activities:
Proceeds from redemption of short-term investments	222,300	29,000
Purchases of property and equipment	(11,856)	(10,019)
Purchases of short-term investments	(303,565)	(209,115)
Capitalized software development costs	(2,254)	(5,414)
Increase in restricted cash	(1,013)	(97)

Net cash used in investing activities from continuing operations	(96,388)	(195,645)
Net cash provided by investing activities from discontinued operations	—	99,136

Net cash used in investing activities	(96,388)	(96,509)

Financing activities:
Proceeds from sale of class A common stock under exercise of employee stock options	—	341
Excess tax benefits from share-based compensation arrangements	—	23,580
Payments on capital lease obligations and other financing arrangements	(2,035)	(2,037)

Net cash (used in) provided by financing activities from continuing operations	(2,035)	21,884
Net cash provided by financing activities from discontinued operations	—	—

Net cash (used in) provided by financing activities	(2,035)	21,884

Effect of foreign exchange rate changes on cash and cash equivalents	(2,063)	(580)

Net decrease in cash and cash equivalents	(84,165)	(60,616)
Cash and cash equivalents (including held-for-sale of $0 and $1,350, respectively), beginning of period	220,171	224,393

Cash and cash equivalents (including held-for-sale of $0 and $0, respectively), end of period	$136,006	$163,777

MICROSTRATEGY INCORPORATED

REVENUE AND COST OF REVENUE DETAIL

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Product licenses and subscription services:
Product licenses	$33,969	$33,753	$91,208	$92,726
Subscription services	5,993	3,367	16,317	8,590

Total product licenses and subscription services	39,962	37,120	107,525	101,316

Product support	75,019	71,216	221,069	205,005
Other services:
Consulting	32,812	29,765	91,510	91,797
Education	3,409	3,818	10,855	11,889

Total other services	36,221	33,583	102,365	103,686

Total revenues	151,202	141,919	430,959	410,007

Cost of revenues
Product licenses and subscription services:
Product licenses	1,542	1,336	5,456	4,550
Subscription services	4,502	4,088	13,829	11,792

Total product licenses and subscription services	6,044	5,424	19,285	16,342

Product support	3,695	4,105	10,713	12,560
Other services:
Consulting	23,841	22,342	68,830	72,002
Education	1,373	1,382	4,747	4,696

Total other services	25,214	23,724	73,577	76,698

Total cost of revenues	34,953	33,253	103,575	105,600

Gross profit	$116,249	$108,666	$327,384	$304,407

MICROSTRATEGY INCORPORATED

DEFERRED REVENUE DETAIL

(in thousands)

	September 30, 2014	December 31, 2013*	September 30, 2013
	(unaudited)		(unaudited)
Current:
Deferred product licenses revenue	$10,010	$14,538	$9,419
Deferred subscription services revenue	10,382	10,923	8,370
Deferred product support revenue	145,917	167,771	146,633
Deferred other services revenue	10,216	17,056	13,595

Gross current deferred revenue and advance payments	176,525	210,288	178,017
Less: unpaid deferred revenue	(55,818)	(96,632)	(60,232)

Net current deferred revenue and advance payments	$120,707	$113,656	$117,785

Non-current:
Deferred product licenses revenue	$7,700	$4,401	$2,978
Deferred subscription services revenue	669	1,161	1,031
Deferred product support revenue	7,062	5,877	6,655
Deferred other services revenue	951	1,175	1,484

Gross non-current deferred revenue and advance payments	16,382	12,614	12,148
Less: unpaid deferred revenue	(4,903)	(3,644)	(3,017)

Net non-current deferred revenue and advance payments	$11,479	$8,970	$9,131

*	Derived from audited financial statements.

MICROSTRATEGY INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Reconciliation of non-GAAP income (loss) from continuing operations:
(Loss) income from continuing operations	$(6,994)	$11,626	$(28,067)	$917
Share-based compensation expense	3,879	444	8,561	444
Restructuring costs	11,578	—	11,578	—

Non-GAAP income (loss) from continuing operations	$8,463	$12,070	$(7,928)	$1,361

MICROSTRATEGY INCORPORATED

WORLDWIDE EMPLOYEE HEADCOUNT

	September 30, 2014	December 31, 2013	September 30, 2013

Subscription services	61	39	36
Product support	144	164	166
Consulting	676	669	705
Education	35	36	36
Sales and marketing	827	825	824
Research and development	965	953	947
General and administrative	417	472	465

Total headcount	3,125	3,158	3,179